Exhibit 4.3

EXECUTION VERSION

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) dated as of the 3rd day of August, 2012, among THE PANTRY, INC., a Delaware corporation (the “Company”) and U.S. Bank National Association (as successor-in-interest to Wachovia Bank, National Association), as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of February 19, 2004 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 7.75% Senior Subordinated Notes due 2014 (the “Notes”); and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend certain terms of the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Company has offered to purchase for cash all of the Notes (the “Offer”) and has solicited consents to certain amendments to the Indenture (the “Proposed Amendments”) pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated July 20, 2012; and

WHEREAS, the Company has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of the Notes; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and satisfied.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows (capitalized terms used herein but not defined shall have the meanings given to them in the Indenture):

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

SECTION 1.01. Subject in each case to Section 2.07 hereof:

(a) Sections 3.09 and 4.07 through 4.18 of the Indenture, and any corresponding provisions in the Notes, shall be amended in their entirety to read as follows:

“ Section 3.09 [Intentionally Omitted]

  Section 4.07 [Intentionally Omitted]

  Section 4.08 [Intentionally Omitted]

  Section 4.09 [Intentionally Omitted]

  Section 4.10 [Intentionally Omitted]

  Section 4.11 [Intentionally Omitted]

EXECUTION VERSION

  Section 4.12 [Intentionally Omitted]

  Section 4.13 [Intentionally Omitted]

  Section 4.14 [Intentionally Omitted]

  Section 4.15 [Intentionally Omitted]

  Section 4.16 [Intentionally Omitted]

  Section 4.17 [Intentionally Omitted]

  Section 4.18 [Intentionally Omitted]

(b) Section 4.03 of the Indenture, and any corresponding provisions in the Notes, shall be amended in its entirety to read:

“Section 4.03. Reports.

The Company will comply with the applicable provisions of TIA Section 314(a).”

(c) Section 4.04 of the Indenture, and any corresponding provisions in the Notes, shall be amended in its entirety to read:

“Section 4.04. Compliance Certificate.

The Company and each Guarantor (unless such Guarantor is not so required under the TIA) shall deliver to the Trustee, not less often than annually, an Officers’ Certificate stating that as to each such Officer’s knowledge the Company (and each Guarantor if applicable) has complied with all conditions and covenants under this Indenture.”

(d) Section 5.01 of the Indenture, and any corresponding provisions in the Notes, shall be amended in its entirety to read as follows:

“ Section 5.01 [Intentionally Omitted]”

(e) Section 6.01 of the Indenture, and any corresponding provisions in the Notes, shall be amended in its entirety to read as follows:

“Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest (including Special Interest) on the Notes, whether or not prohibited by the subordination provisions of this Indenture;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of this Indenture;

(3) [intentionally omitted]

(4) [intentionally omitted]

EXECUTION VERSION

(5) [intentionally omitted]

(6) [intentionally omitted]

(7) [intentionally omitted]

(8) [intentionally omitted]

(9) the Company or any of its Significant Restricted Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) generally is not paying its debts as they become due; or

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Significant Restricted Subsidiaries in an involuntary case;

(B) appoints a custodian of the Company or any of its Significant Restricted Subsidiaries for all or substantially all of the property of the Company or any of its Significant Restricted Subsidiaries; or

(C) orders the liquidation of the Company or any of its Significant Restricted Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days.”

(f) All references in the Indenture or the Notes to a provision deleted pursuant to the amendments set forth in Subsections (a) through (e) of this Section 1.01 shall be deleted in their entirety from the Indenture and the Notes, and any definitions used exclusively in the provisions of the Indenture deleted pursuant to the amendments set forth in Subsections (a) through (e) of this Section 1.01 shall be deleted in their entirety from the Indenture.

EXECUTION VERSION

ARTICLE II

GENERAL PROVISIONS

SECTION 2.01. Ratification of Indenture; Supplemental Indentures; Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific references to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context otherwise requires.

SECTION 2.02. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.03. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 2.04. Severability. In the event that any provisions of this Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.05. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

SECTION 2.06. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.07. Effectiveness. This Supplemental Indenture shall become effective upon execution by the Company and the Trustee; provided, however, that this Supplemental Indenture shall not become operative until such time as the Company delivers notice to the Trustee that it has accepted for purchase Notes validly tendered and not validly withdrawn pursuant to the Offer, such Notes represent at least a majority in aggregate principal amount of the Notes then outstanding and it has deposited with the Depositary (as defined in the Offer) the amount of cash necessary to pay each tendering Holder of Notes accepted for purchase. In the event the Company notifies (if orally, then confirmed in writing) the Depositary that it has withdrawn or terminated the offer to purchase Notes pursuant to the Offer, this Supplemental Indenture shall be terminated and of no force and effect and the Indenture shall not be modified hereby.

[Signature Page Follows]

EXECUTION VERSION

[Signature Page to Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE PANTRY, INC.

By:	/s/ Berry L. Epley
	Name:	Berry L. Epley
	Title:	Vice President, Assistant Corporate
Secretary & Controller

U.S. BANK NATIONAL ASSOCIATION (as successor-in-interest to Wachovia Bank, National Association), as Trustee

By:	/s/ Katherine Esber
	Name:	Katherine Esber
	Title:	Vice President